Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 with respect to the information from our firm’s reserves report dated February 14, 2011, which information has been included or incorporated by reference in this Registration Statement on Form S-4 in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

January 10, 2012